Filed Pursuant to Rule 433
Registration Statement — 333-138649
€1,000,000,000
4.75% Notes Due 2019
Johnson & Johnson
October 30, 2007
Pricing Term Sheet

Issuer:	Johnson & Johnson

Size:	€1,000,000,000

Maturity:	November 6, 2019

Coupon:	4.75% annually, accruing from November 6, 2007

Price to Public:	99.266% of principal amount

Interest Payment Dates:	November 6, commencing on November 6, 2008

Optional Redemption:	In whole or in part at anytime at a make-whole redemption price and in whole at par upon the occurrence of certain events involving changes in U.S. tax law

Make-Whole Premium:	Greater of par or Bunds flat

Denominations:	Minimum of €50,000 principal amount and integral multiples of €50,000

Settlement Date:	November 6, 2007

Joint Book-Running Managers:	Deutsche Bank, Citi, JPMorgan
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll free at 1-800-503-4611.